Exhibit 99.1

 NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, CFO and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS THIRD QUARTER FINANCIAL RESULTS

MOUNT AIRY, N.C., July 21, 2016 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its third quarter ended July 2, 2016.

Third Quarter 2016 Results

Net earnings for the third quarter of fiscal 2016 increased to $13.5 million, or $0.71 per diluted share from $5.4 million, or $0.29 per share in the same period a year ago. Net sales decreased 1.2% to $115.6 million from $117.0 million in the prior year quarter, reflecting a 9.8% increase in shipments offset by a 10.0% decrease in average selling prices. Shipments for both periods were adversely affected by heavy rainfall and flooding in the south central region of the country, particularly during April and May. On a sequential basis, shipments increased 8.8% from the second quarter of fiscal 2016 while average selling prices decreased 1.1%.

Insteel’s third-quarter results were favorably impacted by widening spreads between selling prices and raw material costs together with the increase in shipments and lower conversion costs relative to the prior year quarter. The third quarter results for the prior year reflect restructuring charges, a charge related to a customer dispute and a net gain from insurance proceeds, which, in the aggregate, reduced pre-tax earnings by $1.0 million and net earnings per share by $0.03.

Cash flow from operations rose to $21.9 million from $18.1 million in the prior year quarter primarily due to the increase in earnings. Net working capital provided $6.3 million of cash compared with $10.5 million in the prior year quarter. Capital expenditures increased to $4.7 million from $2.2 million in the prior year quarter.

Nine Month 2016 Results

Net earnings for the first nine months of fiscal 2016 increased to $27.4 million, or $1.44 per diluted share from $12.1 million, or $0.64 per diluted share in the same period a year ago. Net sales decreased 4.2% to $315.4 million from $329.4 million in the prior year period, reflecting a 6.8% increase in shipments offset by a 10.3% decrease in average selling prices. The nine-month results for the prior year reflect restructuring charges, a charge related to a customer dispute and a net gain from insurance proceeds, which, in the aggregate, increased pre-tax earnings by $0.3 million and net earnings per share by $0.01.

Cash flow generated from operations rose to $45.7 million from $16.3 million in the prior year period primarily due to the increase in earnings and the relative changes in net working capital. Net working capital provided $7.4 million of cash while using $5.5 million in the prior year period. Capital expenditures increased to $9.1 million from $6.8 million in the prior year period largely due to outlays related to the expansion of the Houston prestressed concrete strand (“PC strand”) facility and are not expected to exceed $18.0 million for fiscal 2016.

(MORE)

1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Balance Sheet and Liquidity

Cash and cash equivalents increased $17.4 million during the third quarter to $53.8 million. Insteel ended the quarter debt-free with no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“We expect strong results for our fiscal fourth quarter driven by the favorable conditions in our construction end-markets and usual seasonal strength in demand together with further reductions in our manufacturing costs,” commented H.O. Woltz III, Insteel’s president and CEO. “Although spreads are likely to narrow from the third quarter due to the consumption of higher cost inventory, we believe they will remain at improved levels.

“As we move into 2017, we are optimistic that the infrastructure-related portion of our business will benefit from the higher degree of funding certainty provided by the recently passed FAST Act. Our strong balance sheet and financial flexibility position us to continue making the investments that are necessary to maintain world-class facilities and pursue additional growth opportunities.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its third quarter financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/events.cfm and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although Insteel believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and Insteel can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail, and where appropriate, updated in Insteel’s periodic and other reports and statements filed with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended October 3, 2015. You should carefully review these risks and uncertainties.

(MORE)

All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law. It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which Insteel operates; reduced spending for nonresidential and residential construction and the impact on demand for Insteel’s products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for Insteel’s products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for Insteel, its customers and the construction industry as a whole; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in wire rod costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on Insteel’s unit manufacturing costs; Insteel’s ability to further develop the market for ESM and expand its shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of Insteel’s operating costs; and the “Risk Factors” discussed in Insteel’s Annual Report on Form 10-K for the year ended October 3, 2015 and in other filings made by Insteel with the SEC.

(MORE)

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 2,	June 27,	July 2,	June 27,
	2016	2015	2016	2015

Net sales	$115,629	$117,016	$315,434	$329,411
Cost of sales	88,082	101,322	252,849	292,972
Gross profit	27,547	15,694	62,585	36,439
Selling, general and administrative expense	6,849	6,427	20,820	18,054
Restructuring charges, net	58	345	83	678
Other expense (income), net	223	601	138	(1,038)
Interest expense	40	65	121	273
Interest income	(53)	(1)	(103)	(5)
Earnings before income taxes	20,430	8,257	41,526	18,477
Income taxes	6,899	2,865	14,135	6,391
Net earnings	$13,531	$5,392	$27,391	$12,086

Net earnings per share:
Basic	$0.72	$0.29	$1.47	$0.66
Diluted	0.71	0.29	1.44	0.64

Weighted average shares outstanding:
Basic	18,867	18,438	18,690	18,407
Diluted	19,135	18,828	19,011	18,823

Cash dividends declared per share	$0.03	$0.03	$1.09	$0.09

(MORE)

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)			(Unaudited)
	July 2,	April 2,	October 3,	June 27,
	2016	2016	2015	2015
Assets
Current assets:
Cash and cash equivalents	$53,838	$36,402	$33,258	$11,433
Accounts receivable, net	49,426	48,578	46,782	48,215
Inventories	63,914	56,574	66,009	70,793
Other current assets	2,208	2,563	5,309	3,923
Total current assets	169,386	144,117	151,358	134,364
Property, plant and equipment, net	85,779	83,788	84,178	86,642
Intangibles, net	9,352	9,641	10,220	10,532
Goodwill	6,965	6,965	6,965	6,965
Other assets	7,935	7,813	7,518	10,338
Total assets	$279,417	$252,324	$260,239	$248,841

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$39,738	$30,654	$32,182	$33,312
Accrued expenses	13,376	9,096	13,644	9,775
Total current liabilities	53,114	39,750	45,826	43,087
Other liabilities	13,212	13,498	14,198	14,844
Shareholders' equity:
Common stock	18,904	18,786	18,466	18,439
Additional paid-in capital	66,303	65,370	60,967	60,403
Retained earnings	130,030	117,066	122,928	113,858
Accumulated other comprehensive loss	(2,146)	(2,146)	(2,146)	(1,790)
Total shareholders' equity	213,091	199,076	200,215	190,910
Total liabilities and shareholders' equity	$279,417	$252,324	$260,239	$248,841

(MORE)

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 2,	June 27,	July 2,	June 27,
	2016	2015	2016	2015
Cash Flows From Operating Activities:
Net earnings	$13,531	$5,392	$27,391	$12,086
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,909	2,907	8,529	8,704
Amortization of capitalized financing costs	16	21	48	72
Stock-based compensation expense	245	229	1,521	1,502
Deferred income taxes	(274)	(282)	597	546
Asset impairment charges	-	-	20	237
Excess tax benefits from stock-based compensation	(420)	(3)	(1,244)	(150)
Loss (gain) on sale and disposition of property, plant and equipment	223	(76)	15	(1,755)
Increase in cash surrender value of life insurance policies over premiums paid	(172)	-	(268)	(233)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	(848)	(4,190)	(2,644)	2,833
Inventories	(7,340)	12,646	2,095	11,106
Accounts payable and accrued expenses	14,484	2,029	7,981	(19,409)
Other changes	(448)	(570)	1,613	786
Total adjustments	8,375	12,711	18,263	4,239
Net cash provided by operating activities	21,906	18,103	45,654	16,325

Cash Flows From Investing Activities:
Capital expenditures	(4,743)	(2,180)	(9,077)	(6,767)
Acquisition of intangible asset	-	-	-	(1,460)
Acquisition of business	-	-	-	480
Proceeds from fire loss insurance	-	100	-	1,713
Proceeds from sale of assets held for sale	-	-	180	-
Proceeds from sale of property, plant and equipment	-	15	60	104
Proceeds from surrender of life insurance policies	94	-	134	40
Increase in cash surrender value of life insurance policies	(60)	(38)	(324)	(284)
Net cash used for investing activities	(4,709)	(2,103)	(9,027)	(6,174)

Cash Flows From Financing Activities:
Proceeds from long-term debt	101	397	273	60,872
Principal payments on long-term debt	(101)	(10,397)	(273)	(60,872)
Cash dividends paid	(567)	(553)	(20,289)	(1,657)
Cash received from exercise of stock options	1,060	24	4,312	200
Excess tax benefits from stock-based compensation	420	3	1,244	150
Payment of employee tax withholdings related to net share transactions	(674)	(6)	(1,303)	(254)
Financing costs	-	(207)	(11)	(207)
Net cash provided by (used for) financing activities	239	(10,739)	(16,047)	(1,768)

Net increase in cash and cash equivalents	17,436	5,261	20,580	8,383
Cash and cash equivalents at beginning of period	36,402	6,172	33,258	3,050
Cash and cash equivalents at end of period	$53,838	$11,433	$53,838	$11,433

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$26	$-	$119
Income taxes, net	3,633	795	12,166	4,198
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	460	182	460	182
Restricted stock units and stock options surrendered for withholding taxes payable	674	6	1,303	254

###